UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ANDREW CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Andrew Corporation
December 29, 2006

Notice of 2007 Annual Meeting of Shareholders and Proxy Statement

December 29, 2006

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Andrew Corporation at the Westbrook Conference Center, 2 Westbrook Corporate Center, Westchester, Illinois on Wednesday, February 7, 2007 at 10:00 a.m., CST. You will find a map to the Westbrook Conference Center on the back cover of this Proxy Statement.

This Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting and provides other information concerning Andrew that you should be aware of when you vote your shares.

The principal business of the Annual Meeting will be to (i) elect directors, and (ii) ratify the appointment of our independent auditors. As in prior years, we plan to review the status of the company’s business at the meeting and answer any questions you may have.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. If you prefer, you may choose to vote by telephone or over the Internet. If you choose one of those forms of voting, it is not necessary for you to return your proxy card. In any event, please vote as soon as possible.

On behalf of the Board of Directors and management, I would like to express our appreciation for your continued interest in the affairs of Andrew Corporation.

Sincerely,

Charles R. Nicholas

Chairman

Notice of Annual Meeting of Shareholders
Wednesday, February 7, 2007 Westbrook Conference Center 2 Westbrook Corporate Center Westchester, Illinois 60154

The purpose of our Annual Meeting is to:

1. Elect nine Directors for the ensuing year;

2. Ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2007; and

3. Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors recommends that our shareholders vote “for” election of the nominees to the Board of Directors and “for” ratification of the appointment of the independent auditors for fiscal 2007.

You can vote at the Annual Meeting, and any adjournment or postponement thereof, in person or by proxy if you were a shareholder of record on December 11, 2006. Our Annual Report for the fiscal year ended September 30, 2006 is enclosed. You may revoke your proxy at any time prior to its exercise at the Annual Meeting. This proxy statement and the accompanying proxy card or proxy voting instruction form is first being mailed to shareholders on or about December 29, 2006.

By Order of the Board of Directors,

Justin C. Choi

Senior Vice President, General Counsel and Secretary

Chicago, IL

December 29, 2006

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2006 is being sent to each shareholder along with this proxy statement. You may also obtain a free copy of our Annual Report, including schedules, that we filed with the Securities and Exchange Commission. Please contact Susanne Martinez, Investor Relations, Andrew Corporation, 3 Westbrook Corporate Center, Suite 900, Westchester, Illinois 60154, or susanne.martinez@andrew.com by e-mail. You may also obtain an electronic copy of our Annual Report by visiting the “Investors” section of our website, www.andrew.com.

●	What am I voting on?

The Andrew Board of Directors is soliciting your vote for:

•	the election of nine Directors; and

•	the ratification of the appointment of Ernst & Young LLP as our independent auditors.

●	Who is entitled to vote?

Holders of our common stock at the close of business on December 11, 2006 (the record date) are entitled to vote. On that date, there were 156,920,570 shares of Andrew common stock outstanding and entitled to vote at the Annual Meeting, and any adjournment or postponement thereof.

●	How many votes do I have?

Each share of Andrew common stock that you own entitles you to one vote.

●	How do I vote?

All common shareholders may vote by mail. All shareholders who hold their shares in their own name and most shareholders who hold shares through a bank or broker also may vote by telephone or over the Internet. If one of these options is available to you, we strongly encourage you to use it because it is faster and less costly to Andrew. To vote by mail, please sign, date and mail your proxy in the postage paid envelope provided.

If you attend the Annual Meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on December 11, 2006, the record date for voting.

●	What if I return my proxy but do not mark it to show how I am voting?

If you sign, date and return your proxy card, but do not indicate how you want to vote, you give authority to Ralph E. Faison and Justin C. Choi to cast your vote on the items discussed in these proxy materials. In such a case, your proxy will be voted FOR each of the director nominees and FOR the ratification of the appointment of Ernst & Young as our independent auditors.

●	What if other items come up at the Annual Meeting and I am not there to vote?

When you return a signed and dated proxy card or provide your voting instructions by telephone or Internet, you give Mr. Faison and Mr. Choi the discretionary authority to vote on your behalf on any other matter that is properly brought at the Annual Meeting.

●	Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

•	notify the Andrew Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;

•	submit another proxy with a later date;

•	vote by telephone or Internet after you have given your proxy; or

•	vote in person at the Annual Meeting.

●	What does it mean if I receive more than one proxy card?

Your shares are likely registered in different names or are held in more than one account. You should sign and return all proxy cards to guarantee that all of your shares are voted. If you wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare Investor Services LLC, at (800) 357-1910. Combining accounts reduces excess printing and mailing costs, resulting in savings for Andrew and for you as a shareholder.

●	What constitutes a quorum?

The presence of the holders of a majority of the shares entitled to vote at the Annual Meeting either in person or by proxy constitutes a quorum. Therefore, you will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Meeting.

Abstentions are counted as “shares present” at the Meeting for purposes of determining whether a quorum exists. In the votes on the election of directors, and the ratification of the appointment of our independent auditors, abstentions will have the effect of votes “against” the proposals. Proxies submitted by brokers that do not indicate a vote for one or both of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called “broker non-votes”) are considered “shares present” for purposes of determining whether a quorum exists.

●	What vote is required to approve each proposal?

Election of Directors: Election of the nine nominees for director will require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or withhold authority as prompted during telephone or Internet voting. Broker non-votes will have no effect on the outcome of this proposal.

Ratification of the Appointment of Independent Auditors: Although we are not required to submit the appointment of our auditors to a vote of shareholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of Ernst & Young as our independent auditors requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Broker non-votes will have no effect on the outcome of this proposal.

●	Who pays to prepare, mail and solicit the proxies?

Andrew will pay all of the costs of preparing, mailing and soliciting these proxies. We will ask banks, brokers, and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of Andrew common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses.

In addition to mailing proxy materials, our directors, officers, and employees may solicit proxies in person, by telephone, or otherwise. We also have employed Morrow & Company, Inc. to solicit proxies on our behalf and will pay them approximately $6,500, plus expenses, for their services.

●	How do I submit a shareholder proposal for next year’s Annual Meeting?

You must submit a proposal to be included in our proxy statement for the next annual meeting (February 2008) in writing no later than August 31, 2007. Your proposal must comply with the proxy rules of the Securities and Exchange Commission (SEC).

If you do not want your proposal to be included in the proxy statement but want to raise it at the next annual meeting, then we must receive your proposal no later than November 9, 2007. If you submit a proposal after the November 9 deadline but we choose to consider it at the meeting, then the SEC rules permit the individuals named in the proxies for the meeting to exercise discretionary voting power on that proposal. Under our by-laws, your proposal must contain: (1) a brief description of the business you want to bring before the meeting; (2) your name and address as they appear on our stock records; (3) the number of shares of Andrew common stock that you beneficially own; and (4) a brief description of any interest you may have in the business you want to bring before the meeting. You should send your proposal to the Corporate Secretary at our address on the cover of this proxy statement.

●	How do I nominate a director for consideration at next year’s Annual Meeting?

Your nominations for directors of Andrew must meet all of the requirements for shareholder proposals discussed above. Our by-laws also require that for each individual you propose to nominate you give: (1) his or her name, age and home and business addresses; (2) his or her principal occupation or employment; (3) the number of shares of Andrew common stock that he or she beneficially owns; (4) any other information required by the proxy rules of the SEC; and (5) a description of all arrangements or understandings under which you are making the nomination. In addition, you must represent that you plan to appear in person or by proxy at the annual meeting to make the nomination.

Corporate Governance Policies and Practices

We maintain a corporate governance page on our website at www.andrew.com. This website includes, among other items, the Andrew Corporation Governance Principles for the Board of Directors, charters of each committee of the Board, the Andrew Code of Conduct and information regarding our Whistleblower Policy.

We are proud of the fact that many of our policies and practices relating to corporate governance were in place prior to the passage of the Sarbanes-Oxley Act in 2002 and subsequent regulatory changes. Key policies and practices include:

•	Eight of the nine directors slated for election at this year’s Annual Meeting are independent directors, as defined by NASDAQ. Independent directors do not receive consulting, legal or other fees from Andrew other than Board and Committee compensation.

•	The Board’s current policy is to separate the roles of Chairman of the Board and Chief Executive Officer.

•	Mr. William Hunt, one of the independent directors, served as Lead Director during fiscal 2006. Following the Annual Meeting, it is anticipated that, if elected, Gerald A. Poch, one of our independent directors, will serve as our non-executive Chairman of the Board.

•	The Board regularly reviews and approves a succession plan covering the CEO and other senior executive positions.

•	The independent directors of the Board meet regularly without the presence of management.

•	All of our employees, officers and directors are subject to Andrew’s Code of Conduct. The Code meets the requirements of NASDAQ, as well as the code of ethics requirements of the SEC. Directors, officers and employees in sensitive positions are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the Code of Conduct. We will endeavor to promptly post any amendment to or waivers of the Code of Conduct on our website (www.andrew.com).

•	Directors stand for re-election every year.

•	The Board has adopted a term limit of 12 years, a limit of four other public-company boards on which a director may serve in addition to service on the Andrew Board and an age limit under which a director will not be slated for re-election after the director exceeds age 72. The Corporate Governance and Nominating Committee has the authority to extend the term limit or retirement age of an individual director for a period of one year, with a maximum of three such extensions, if the Committee, in its discretion, believes such extension would best serve the interests of the company.

•	The Audit, Compensation and Human Resources, and Corporate Governance and Nominating Committees each consist entirely of independent directors.

•	At least annually, the Board reviews Andrew’s business unit initiatives, capital projects and budget matters.

•	The Audit Committee must review and approve any related party transaction.

•	The Board has implemented a process for periodic evaluation of the Board and each Committee.

•	Incentive compensation plans for executives link pay directly and objectively to measured financial goals set in advance by the Compensation and Human Resources Committee. For more information, see “Report of the Compensation and Human Resources Committee on Executive Compensation.”

•	As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•	The head of our internal audit function reports directly to the Audit Committee.

•	Directors are encouraged to attend our Annual Meeting. While their attendance is not required, all of our directors who were then serving attended our last Annual Meeting.

•	Directors are encouraged to attend educational seminars regarding topics of interest to directors of publicly traded companies. The Board has arranged for courses certified by Institutional Shareholder Services, Inc. to be provided to all directors in conjunction with scheduled Board meetings during fiscal 2007.

•	Our old Rights Agreement dated November 14, 1996, as amended, expired by its terms on December 16, 2006. The Board has determined that it is not in the best interests of the shareholders to replace the expired Rights Agreement with a new agreement at this time. Consistent with its fiduciary duties, the Board always has the right to approve a new rights agreement at any time it deems such an agreement is appropriate. In the event the Board adopts a rights agreement without prior shareholder approval, and in accordance with our governance policies, the Board would either submit the rights agreement to the shareholders for ratification or cause the rights agreement to expire within one year after its adoption by the Board.

Director Compensation

Directors who are Andrew employees receive no fees for their services as directors. Non-employee directors receive an annual retainer of $25,000 and a fee of $1,800 for each Board meeting and committee meeting they attend in person. The fee is $900 for attendance by telephone at Board and Committee meetings. The chairman of the Audit Committee receives an additional annual retainer of $15,000, while the chairmen of the other two standing committees each receive additional annual retainers of $10,000. During fiscal 2006, Mr. Donahoe received additional payments of $7,200 for attending quarterly meetings with management and the external auditor in connection with his role as Audit Committee Chairman.

Non-employee directors can defer part or all of their director fees under a deferred compensation plan. In lieu of cash payment, a director’s account is credited with share units equal to the value of Andrew common stock at the end of the quarter in which the director elected to defer the fees. Upon leaving the Board, a director will receive the deferred amount in cash, based on the then current value of Andrew common stock. Three of the eight individuals who served as outside directors during the last fiscal year deferred all or a portion of their director fees.

Non-employee directors also participate in our Long-Term Incentive Plan. Under this plan, each eligible director currently receives an annual grant of 5,000 deferred stock units (“DSUs”). DSUs vest four years after grant, at which time they are convertible into shares of Andrew common stock.

Under guidelines adopted by the Board, each non-employee director is expected to own at least 7,500 shares of Andrew common stock. A director has five years following election to the Board to reach that ownership level and the DSUs granted to non-employee directors count toward such director’s ownership requirement. None of the nominees for director is currently out of compliance with the ownership requirements. A director who fails to attain or maintain this level of ownership will not be eligible for subsequent grants of stock options or restricted stock.

Communications with the Board of Directors

Shareholders may send written communications to the Board of Directors in care of our Corporate Secretary at our address on the cover of this proxy statement. Communications from shareholders to the Board will be handled by the Corporate Secretary in the following manner:

•	Communications addressed to a specific director will be sent unopened to the director.

•	Communications marked “confidential” (or similar) but addressed non-specifically to the Board will be sent unopened by the Secretary to the chairman of the Corporate Governance and Nominating Committee.

•	All other communications will be opened by the Secretary and forwarded as appropriate.

1.	Communications determined to relate to company financial matters will be logged and directed to the chair of the Audit Committee, with a copy sent to the chair of the Corporate Governance and Nominating Committee.

2.	All other communications opened by the Secretary will be logged and directed to the chair of the Corporate Governance and Nominating Committee.

Proposal I: Election of Directors

Shareholders will elect nine directors at the Annual Meeting. Each director will serve until the next annual meeting, until a qualified successor director has been elected, or until he or she resigns or is removed by the Board. Charles R. Nicholas will retire as Chairman as of the date of the Annual Meeting and, as a result, will not be standing for re-election to the Board of Directors. In addition, the Corporate Governance and Nominating Committee (with Mr. Hunt not participating in the deliberation and abstaining) determined that it is in the best interests of the company to waive the mandatory retirement age for one year with respect to Mr. Hunt’s nomination as a director in view of his substantial contribution to the Board.

We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves.

Nominees

William L. Bax

Age: 63

Director Since: 2006

Business Experience: Mr. Bax retired in 2003 as Chicago Area Managing Partner of PricewaterhouseCoopers, an international accounting, auditing and consulting firm. He was a partner in the firm for 26 years.

Other Directorships: Arthur J. Gallagher & Co., Northern Funds/Northern Institutional Funds, Big Shoulders Fund, Children’s Memorial Hospital and DePaul University.

Thomas A. Donahoe

Age: 71

Director Since: 1998

Business Experience: Mr. Donahoe retired in 1996 as Vice Chairman and Midwest Managing Partner of Price Waterhouse LLP, an international accounting, auditing and consulting firm. He first joined Price Waterhouse in 1958 and became a partner of the firm in 1970.

Other Directorships: Nicor, Inc., A.M. Castle, Inc., Trustee of the Chicago Botanic Garden, Rush Medical Center, Kohl’s Children’s Museum, Hadley School for the Blind and The Presbyterian Homes.

Ralph E. Faison

Age: 48

Director Since: 2002

Business Experience: Mr. Faison, President and Chief Executive Officer, joined Andrew Corporation in June 2002 as President and Chief Operating Officer. He was formerly President and Chief Executive Officer of Celiant Corporation from June 2001 until its acquisition by Andrew in June 2002. Prior to joining Celiant, he was vice president of the New Ventures Group at Lucent Technologies from 1997 until June 2001. Previously, he was vice president of advertising and brand management at Lucent. Prior to Lucent, he held various positions at AT&T, including vice president and general manager of AT&T’s wireless business unit and manufacturing vice president for its consumer products unit in Bangkok, Thailand.

Other Directorships: NETGEAR, Inc. and a member of the National Foundation for Teaching Entrepreneurship Chicago Advisory Board.

Jere D. Fluno

Age: 65

Director Since: 1996

Business Experience: Mr. Fluno retired in 2000 as Vice Chairman of W.W. Grainger, Inc., a leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Mr. Fluno was employed by Grainger for 32 years in numerous executive management and financial positions.

Other Directorships: Trustee of the Museum of Science and Industry, an emeritus member of the University of Wisconsin School of Business Dean’s Advisory Board and a director of the University of Wisconsin Foundation, as well as other not-for-profit boards.

William O. Hunt

Age: 73

Director Since: 1999

Business Experience: Mr. Hunt was Chairman of the Board of Internet America, Inc., an internet service provider, from 1995 until 2003. He was Chairman of the Board of Intellicall, Inc., a public access telecommunications firm, from 1992 to 2001 and President and Chief Executive Officer from 1992 until 1998. He was Chairman of the Board, President and Chief Executive Officer of Alliance Telecommunications Corporation, a wireless telecommunications firm, from 1986 to 1992. Mr. Hunt also served as Chairman of the Board of Hogan Systems, Inc., a leading supplier of application software for the worldwide financial and banking industry, from 1990 to 1993 and as Vice Chairman from 1993 to 1996.

Other Directorships: Mobility Electronics, Inc.

Gerald A. Poch

Age: 59

Director Since: 2002

Business Experience: Mr. Poch has been a Managing Director of Pequot Capital Management, Inc. and Senior Managing General Partner of the Pequot Capital Management, Inc. venture and private equity funds since 1998. He was previously the Chairman, President and CEO of GE Capital Information Technology Solutions, a technology solutions provider, from 1996 to 1998. Prior to that, Mr. Poch was founder, Co-Chairman and Co-President of AmeriData Technologies, Inc., a value added reseller, systems integrator and consulting firm for computer hardware and software systems.

Other Directorships: Analex Corp. and MTM Technologies, Inc., as well as numerous private companies.

Anne F. Pollack

Age: 51

Director Since: 2005

Business Experience: Ms. Pollack retired in 2006 as Senior Vice President and Chief Investment Officer of New York Life Insurance Company, a position she held since January 2002. In January 2001, she was named Senior Vice President and Deputy Chief Investment Officer of New York Life, while also Chief Investment Officer of New York Life International, a position she held since 1998. She joined New York Life in 1980 and held a series of increasingly responsible positions in the investment and financial management divisions.

Other Directorships: Community Preservation Corporation and Coro New York Leadership Center.

Glen O. Toney, Ph.D.

Age: 67

Director Since: 1999

Business Experience: Dr. Toney retired in 2002 as Group Vice President, Corporate Affairs of Applied Materials, Inc., the leading worldwide supplier of semiconductor wafer fabrication equipment. Prior to that date, he was Group Vice President and Vice President, Global Human Resources since 1985. He first joined Applied Materials, Inc. in 1979.

Other Directorships: Authenture Inc., Northern California Natural History Museum and California State University System. Dr. Toney is also a member of the advisory board of the School of Engineering and Computer Science, the School of Natural Science and of the University President’s Advisory Board at California State University at Chico.

Andrea L. Zopp

Age: 49

Director Since: 2005

Business Experience: Since August 2006, Ms. Zopp has been Senior Vice President, Human Resources of Exelon Corporation. Prior to her current position, Ms. Zopp was Senior Vice President and General Counsel of Sears Holdings Corporation from July 2003 to October 2005. Prior to joining Sears Holdings, Ms. Zopp was Vice President and Deputy General Counsel of Sara Lee Corporation from January 2000 to July 2003. She was a partner at the law firm of Sonnenschein, Nath & Rosenthal LLP from January 1997 to December 1999 and previously was a prosecutor with the Cook County State’s Attorney Office, serving as First Deputy State’s Attorney from April 1991 to November 1996.

Other Directorships: Trustee of the National Urban League, the Chicago Area Project and Leadership Greater Chicago.

The Board has determined that Mr. Bax, Mr. Donahoe, Mr. Fluno, Mr. Hunt, Mr. Poch, Ms. Pollack, Mr. Toney and Ms. Zopp each qualify as an independent director as required by Rule 4350(c) of the NASDAQ Stock Market.

Ownership of Andrew Common Stock

Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Andrew common stock, as of December 11, 2006, of each director, named executive officer and all executive officers and directors as a group. The named executive officers include Ralph E. Faison, our chief executive officer, and the four other most highly compensated executive officers based on compensation earned during the last fiscal year.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and derivative securities that are convertible or exchangeable into shares of Andrew common stock that are exercisable or become exercisable within 60 days of December 11, 2006. Except as otherwise noted, the named individuals in this table have sole voting and investment power for all shares shown as beneficially owned by them.

Directors and Nominees	Shares Beneficially Owned(1)		Common Stock Equivalents(2)	Total	%
William L. Bax	—		—	—	—
Thomas A. Donahoe	76,200	(3)	33,870	110,070	*
Jere D. Fluno	109,700	(4)	27,421	137,121	*
William O. Hunt	70,200	(5)	13,243	83,443	*
Charles R. Nicholas	536,278	(6)	—	536,278	*
Gerald A. Poch	19,200	(7)	21,784	40,984	*
Anne F. Pollack	—		—	—	—
Glen O. Toney	67,200	(8)	26,491	93,691	*
Andrea L. Zopp	—		—	—	—
Named Executive Officers
Ralph E. Faison	947,016	(9)	—	947,016	*
John E. DeSana	402,790	(10)	—	402,790	*
Marty R. Kittrell	215,809	(11)	—	215,809	*
Roger J. Manka	133,148	(12)	—	133,148	*
Carleton M. (Mickey) Miller	142,945	(13)	—	142,945	*
Directors and Executive Officers as a Group (19 persons)	3,486,691		122,809	3,609,500	2.3%

*      Represents less than 1% of the company’s outstanding common stock as of December 11, 2006.

(1)     Consists of the aggregate total shares of common stock held by the named individual either directly or indirectly, including restricted stock units and options exercisable within 60 days and shares owned through the Andrew Profit Sharing Trust (the “APST”).

(2)     Consists of common stock equivalents held by the named individual pursuant to the company’s director fee deferral plan. See “Director Compensation.”

(3)     Includes 9,000 shares of common stock jointly owned by Mr. Donahoe with his wife, with whom he shares voting power; and options to purchase 67,200 shares of Andrew common stock.

(4)     Includes 12,500 shares of common stock held in a trust in which Mr. Fluno is the trustee; and options to purchase 97,200 shares of Andrew common stock.

(5)     Includes options to purchase 55,200 shares of Andrew common stock.

(6)     Includes 144,915 shares of common stock jointly owned by Mr. Nicholas with his wife, with whom he shares voting and investment power; 60,036 shares of common stock held through the APST; and options to purchase 325,000 shares of Andrew common stock.

(7)     Options to purchase 19,200 shares of Andrew common stock.

(8)	Options to purchase 67,200 shares of Andrew common stock.

(9)     Includes 5,936 shares of common stock held through the APST; restricted stock units convertible into 11,325 shares of Andrew common stock; and options to purchase 783,700 shares of Andrew common stock.

(10)    Includes 25,528 shares of common stock held through the APST; restricted stock units convertible into 4,100 shares of Andrew common stock; and options to purchase 337,175 shares of Andrew common stock.

(11)    Includes 1,756 shares of common stock held through the APST; restricted stock units convertible into 4,100 shares of Andrew common stock; and options to purchase 179,000 shares of Andrew common stock.

(12)    Includes 100 shares of common stock held through the APST; restricted stock units convertible into 19,950 shares of Andrew common stock; and options to purchase 111,850 shares of Andrew common stock.

(13)    Includes restricted stock units convertible into 2,900 shares of Andrew common stock; and options to purchase 138,100 shares of Andrew common stock.

Certain Shareholders

The following table shows, as of September 30, 2006, the shareholders that we know to be beneficial owners of more than 5% of our common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
Ariel Capital Management, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	12,294,305	(2)	7.8%
Shapiro Capital Management Company, Inc. and Samuel R. Shapiro 3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305	9,745,400	(3)	6.2%

(1)     Based upon 157,260,536 shares of common stock outstanding as of September 30, 2006.

(2)     Ariel Capital Management, LLC. has sole voting power with respect to 10,120,105 of the shares, shared voting power with respect to none of the shares and sole investment power with respect to 12,292,080 of the shares. This information was provided in a Schedule 13G/A filed with the SEC on August 10, 2006.

(3)     Shapiro Capital Management Company, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 is the beneficial owner of 9,660,400 shares of Andrew common stock and Samuel R. Shapiro, the chairman, a director and majority shareholder of Shapiro Capital Management Company, Inc. is the beneficial owner of 85,000 shares of Andrew common stock. Given his position, Mr. Shapiro may be deemed to have an indirect beneficial ownership in the shares beneficially owned by Shapiro Capital Management Company, Inc as well. Effective February 3, 2006, Shapiro Capital Management Company, Inc. underwent an internal reorganization, which involved the transfer of its investment advisory agreements to a new subsidiary, Shapiro Capital Management LLC. Therefore, as of February 3, 2006, Shapiro Capital Management LLC was the beneficial owner of these shares. Shapiro Capital Management Company, Inc. has sole voting power with respect to 8,529,900 of the shares, shared voting power with respect to 1,045,500 of the shares and sole investment power with respect to 9,660,400 of the shares. Mr. Shapiro has sole voting power with respect to 85,000 of the shares, shared voting power with respect to none of the shares and sole investment power with respect to 85,000 of the shares. This information was provided in a Schedule 13G filed with the SEC on February 9, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s directors and certain of its officers to send reports of their ownership of Andrew common stock and of changes in such ownership to the SEC and The NASDAQ Stock Exchange. SEC regulations also require the company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based on the company’s review of the reports it has received, the company believes that all of its directors and officers complied with all the reporting requirements applicable to them with respect to transactions during fiscal 2006, except that Mr. Nicholas had one late report.

Meetings and Committees of the Board of Directors

The Board of Directors met 14 times during the fiscal year. In addition to meetings of the full Board, directors attended meetings of Board committees on which they served. The Board’s standing committees are the Audit, Compensation and Human Resources, and Corporate Governance and Nominating Committees. The independent directors designated William O. Hunt as Lead Director during fiscal 2006. Following the 2007 Annual Meeting, it is anticipated that, if elected, Gerald A. Poch, one of our independent directors, will serve as our non-executive Chairman of the Board.

For additional information, including our Governance Principles for the Board of Directors and the current charter for each of our Board committees, please refer to our website at www.andrew.com. Each director attended at least 75% of the meetings of the Board and of the committees on which he or she served. The following table shows the current membership on the standing committees:

COMMITTEE MEMBERSHIP

Name	Audit	Compensation and Human Resources	Corporate Governance and Nominating
William L. Bax	Member(1)	Member(2)
Thomas A. Donahoe	Chairman
Ralph E. Faison
Jere D. Fluno	Member(1)		Member
William O. Hunt			Chairman
Charles R. Nicholas
Gerald A. Poch	Member		Member
Anne F. Pollack	Member	Member
Glen O. Toney		Chairman
Andrea L. Zopp		Member	Member

(1)     Member of Audit Committee since May 12, 2006.

(2)     Member of Compensation and Human Resources Committee since May 12, 2006.

Audit Committee: The Audit Committee is comprised of five directors who meet the Audit Committee independence requirements of the SEC and NASDAQ. The committee assists the Board in fulfilling its oversight responsibilities relating to: our auditing, accounting and reporting practices; the adequacy of our systems of internal controls; and the quality and integrity of publicly reported financial disclosures. In this role, the committee appoints the independent auditors and reviews and approves the scope of the audit, the financial statements and the independent auditors’ fees. The Board of Directors has determined that each member of the Committee meets the experience requirements of NASDAQ and that William L. Bax, Thomas A. Donahoe, Jere D. Fluno and Gerald A. Poch each meet the SEC’s definition of audit committee financial expert. Additional information on the committee and its activities is set forth in the “Report of the Audit Committee of the Board of Directors.” The Audit Committee met six times during the fiscal year, and the Chairman met quarterly with management and the external auditors prior to the release of our financial results.

Compensation and Human Resources Committee: The Compensation and Human Resources Committee is comprised of four directors who meet the independence requirements of NASDAQ, are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. This committee reviews management development and succession planning, establishes the compensation programs for officers and reviews the overall compensation and benefit programs. This committee also administers and selects participants for Andrew’s various executive compensation and benefit plans. The Compensation and Human Resources Committee met four times during the fiscal year.

Corporate Governance and Nominating Committee: This committee is comprised of four directors who meet the independence requirements of NASDAQ. This committee identifies and recommends candidates for Board membership. The committee also considers the size, structure and general composition of the Board, reviews and assesses the adequacy of the company’s corporate governance practices and monitors the company’s compliance programs. The Corporate Governance and Nominating Committee met four times during the fiscal year.

Director Nominations: The Corporate Governance and Nominating Committee is responsible for selecting director nominees and for establishing procedures for the submission of director candidates by shareholders. The Committee seeks individuals who will represent the diverse interests of our shareholders and bring to the Board a breadth of experience from a variety of industries and professional disciplines, as well as diverse personal backgrounds, professional and leadership experience, understanding of our business, personal integrity and proven ability to apply sound and independent business judgment, including each candidate’s ability to devote sufficient time to Board and committee meetings.

Shareholders who wish to submit nominees for director may do so in accordance with the requirements described under the caption “How do I nominate a director for consideration at next year’s Annual Meeting?” Assuming that a properly submitted shareholder recommendation for a potential nominee is received and appropriate biographical and background information is provided, the committee and the Board follow the same process and apply the same criteria as they do for candidates submitted by other sources.

Executive Compensation

The following table summarizes the before-tax compensation for Ralph E. Faison, President and Chief Executive Officer, and the four next highest compensated executive officers of Andrew. These individuals are sometimes referred to in this proxy statement as the “named executive” officers.

Summary Compensation

Long-Term Compensation

	Annual Compensation				Awards		Payouts

Name and Principal Position	Fiscal Year	Salary	Bonus[1]	Other Annual Compensation[2]	Restricted Stock/RSU Awards[3]	Securities Underlying Options	LTIP Payouts	All Other Compensation[4]
Ralph E. Faison President and Chief Executive Officer	2006 2005 2004	$633,100 633,100 609,200	$392,522 190,000 1,266,200	$18,167 16,515 10,090	$459,450 995,348 668,680	172,000 240,700 200,000	$ — — 295,095	$22,795 94,722 516,218
John E. DeSana Executive Vice President and Group President, Antenna & Cable Products	2006 2005 2004	363,377 342,700 339,400	207,612 143,317 581,851	18,167 10,322 390	153,150 388,390 240,450	20,000 56,800 40,000	— — 137,080	15,986 47,121 27,732
Marty R. Kittrell Executive Vice President and Chief Financial Officer	2006 2005 2004	381,810 344,500 339,625	168,640 84,334 584,193	18,167 10,322 90	204,200 389,844 242,740	30,000 59,000 40,000	— 107,050	22,603 122,668 20,123
Roger J. Manka Executive Vice President and Group President, Worldwide Sales & Marketing	2006 2005 2004	363,526 295,000 124,474	202,190 117,953 277,625	18,167 — 40,000	153,150 272,760 211,500	20,000 50,600 75,000	— — —	23,075 26,711 7,367
Carleton M. (Mickey) Miller Executive Vice President and Group President, Wireless Network Solutions	2006 2005 2004	370,500 365,000 223,519	138,451 53,611 420,936	17,309 19,670 30,000	153,150 327,910 393,000	20,000 58,100 75,000	— — —	22,240 37,230 1,369

(1)	Annual bonus amounts are earned and accrued during the fiscal year indicated, but paid after the end of each fiscal year.
(2)	The amounts shown for other annual compensation in fiscal 2006 and fiscal 2005 represent amounts paid by the company on behalf of each named executive officer for tax-return preparation and financial planning services. The amount shown for Mr. Faison in fiscal 2004 consists of tax-return preparation and financial planning services and a $90 holiday bonus. The amounts shown for Messrs. DeSana and Kittrell in fiscal 2004 represent holiday bonuses. The amounts shown for Messrs. Manka and Miller in fiscal 2004 represent sign-on bonuses.
(3)

Amounts shown for fiscal 2006 represent the value of restricted stock units (“RSUs”) granted under our 2004 Long-Term Incentive Plan on November 16, 2005, based on the closing price for our common stock on that date of $10.21 per share. The RSUs represent a share of common stock that are issuable to the officer in three years, provided that the company has met the performance criteria and the executive has not left the company’s employment for a reason other than death, disability or retirement. The officer may defer issuance of the stock for any period of time up to his retirement. If the company were to declare and pay dividends on its common stock, holders of RSUs would be entitled to receive a dividend equivalent in the form of additional RSUs equal to the amount of cash or stock dividends that the holder would have received if each outstanding RSU were a share of common stock. Dividends paid in cash would be converted into RSUs based on the market value of the common stock on the date the dividend is paid. We have not historically paid dividends on our common stock and do not presently intend to do so. As of September 30, 2006, based on the closing price for our common stock on that date of $9.25 per share, the named executive officers held RSUs and deferred stock units (“DSUs”) having the following aggregate values: Mr. Faison, 166,575 RSUs and DSUs with an aggregate value of $1,540,819; Mr. DeSana, 60,800 RSUs and DSUs with an aggregate value of $562,400; Mr. Kittrell, 66,100 RSUs and DSUs with an aggregate value of $611,425; Mr. Miller, 56,200 RSUs and DSUs with an aggregate value of $519,850; and Mr. Manka, 50,850 RSUs and DSUs with an aggregate value of $470,363. The DSUs represent a share of common stock that are issuable to the officer in four years, provided that the executive has not left the company’s employment for a reason other than death, disability or retirement. The officer may defer issuance of the stock for any period of time up to his retirement.

(4)	All other compensation for fiscal 2006 consists of a contribution of $9,366 by Andrew to the Andrew Profit Sharing Trust on behalf of each named executive officer and accruals for the Employee Retirement Benefit Restoration Plan on behalf of the named executive officers as follows: Mr. Faison, $13,429; Mr. DeSana, $6,620; Mr. Kittrell, $13,237; Mr. Manka, $13,709; and Mr. Miller, $12,874.

Option Grants in Last Fiscal Year

This table gives information relating to option grants to the named executive officers in fiscal 2006. The exercise price of the options is based upon the fair market value of Andrew common stock on the date the option is granted. As the SEC requires, the calculation of potential realizable values is based on assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options. All options granted during the fiscal year vest at a rate of 25% per year beginning on the first anniversary of the grant date.

Name	Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Ralph E. Faison	172,000	31.36	10.27	11/16/15	$1,110,905	$2,815,250
John E. DeSana	20,000	3.64	10.27	11/16/15	129,175	327,355
Marty R. Kittrell	30,000	5.47	10.27	11/16/15	193,762	491,032
Roger J. Manka	20,000	3.64	10.27	11/16/15	129,175	327,355
Carleton M. (Mickey) Miller	20,000	3.64	10.27	11/16/15	129,175	327,355

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

This table provides information regarding the exercise of options during fiscal 2006 by the named executive officers. The “value realized” is calculated using the difference between the option exercise price and the price of Andrew common stock on the date of exercise multiplied by the number of shares underlying the option. The “value of unexercised in-the-money options at fiscal year end” is calculated using the difference between the option exercise price and $9.25 (the closing price of Andrew common stock on September 30, 2006) multiplied by the number of shares underlying the option. An option is in-the-money if the market value of the common stock subject to the option is greater than the exercise price.

Name	Shares Acquired on Exercise	Value Realized	Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ralph E. Faison	-0-	-0-	653,200	309,500	$-0-	$-0-
John E. DeSana	-0-	-0-	312,175	50,000	-0-	-0-
Marty R. Kittrell	-0-	-0-	156,500	67,500	-0-	-0-
Carleton M. (Mickey) Miller	-0-	-0-	133,100	20,000	-0-	-0-
Roger J. Manka	-0-	-0-	88,100	57,500	-0-	-0-

Long-Term Performance Cash Awards

Under our long-term incentive plan, eligible executive officers may be entitled to long-term cash awards. The long-term cash target is expressed as a percentage of the eligible executive officer’s base salary which may range from 36% to 133%. The long-term cash award is paid to the eligible executive officer based on the achievement of a free cash flow target. The free cash flow target is based upon cumulative targeted free cash flow for fiscal years 2006, 2007 and 2008. Achievement against this target will be assessed at the end of each of fiscal 2007, fiscal 2008 and fiscal 2009. Awards under this plan are made in the year in which the goal is achieved. A new long-term cash plan does not begin until the fiscal year following the year in which the goal is achieved. If the goal has not been achieved by the end of fiscal 2009, the award is forfeited

The following table illustrates estimated payouts that could be made to the named executive officers under the program covering the three fiscal years ending September 30, 2009.

Name	Targeted Award	Performance Period	Estimated Future Payouts under Long-Term Incentive Plan (1)

Ralph E. Faison	133% of 2009 Salary	2006-2009	$842,023
John E. DeSana	36% of 2009 Salary	2006-2009	140,504
Marty R. Kittrell	45% of 2009 Salary	2006-2009	185,400
Roger J. Manka	39% of 2009 Salary	2006-2009	151,772
Carleton M. (Mickey) Miller	36% of 2009 Salary	2006-2009	139,421

(1)     Estimated based upon the named executive officer’s salary for fiscal 2007.

Change In Control

Executive Severance Benefit Plan. Key executives of Andrew selected by the Compensation and Human Resources Committee receive benefits under the Executive Severance Benefit Plan in the event of termination of employment following a “change in control,” as defined in the Plan.

Andrew must pay benefits to a Plan participant if, within two years after a change in control, his or her employment is terminated for any reason other than death, disability, retirement, or cause. Andrew must also pay benefits if, within the two-year period, a participant resigns because his or her compensation or duties are significantly reduced, because he or she must relocate, or because Andrew breaches its obligations under the Plan. The Plan provides that an affected participant will receive 12, 30 or 36 months of salary, bonus, Andrew profit sharing and matching contributions, and continuation of employee benefits. In addition, all of the participant’s deferred stock units, restricted stock units and stock options would vest on the date of the change of control. In the event that any payment is considered an “excess parachute payment” under the Internal Revenue Code, Andrew will make tax equalization payments with respect to the participant’s compensation for federal income and excise tax purposes.

If there had been a change in control and termination of employment of the named executive officers as of September 30, 2006, Andrew would have been required to pay them the following amounts (plus tax equalization payments, if applicable): Mr. Faison, $4,273,425; Mr. DeSana, $1,739,000; Mr. Kittrell, $1,850,000; Mr. Miller, $1,739,000; and Mr. Manka, $1,595,625.

Management Incentive Program. Under the Andrew Management Incentive Program, all outstanding options to purchase shares of Andrew common stock issued pursuant to the program, including those held by executive officers of Andrew, vest automatically upon a change of control as defined in the program. The program also provides for a 90 day exercise period with respect to options that vest upon a change of control.

If there had been a change in control as of September 30, 2006, based upon options outstanding as of that date, options held by the named executive officers of Andrew representing 504,500 shares of Andrew common stock would have been subject to accelerated vesting. In addition, the named executive officers held 400,525 total restricted stock units and deferred stock units granted under our long-term incentive plans that would have been subject to accelerated vesting.

Employee Retirement Benefit Restoration Plan. The Andrew Employee Retirement Benefit Restoration Plan provides additional retirement benefits to certain senior executives selected by the Compensation and Human Resources Committee. Because of limitations imposed by the Internal Revenue Service, these executives’ benefits from the Andrew Profit Sharing Trust are reduced. Therefore, executives participating in the Restoration Plan receive benefits that compensate them for the decreased benefits under the Profit Sharing Trust.

A participant is not eligible to receive benefits under the Restoration Plan until completion of the five-year vesting period, or the earlier of turning 65 or his or her termination of employment with Andrew by reason of death, disability, retirement or change-in-control. Benefits are paid in a lump sum.

If there had been a change in control as of September 30, 2006, Andrew would have been required to pay the named executive officers the following amounts: Mr. Faison, $132,670; Mr. DeSana, $150,386; Mr. Kittrell, $65,791; Mr. Miller, $40,954; and Mr. Manka, $31,270.

Other Arrangements

The Compensation and Human Resources Committee has agreed that Charles R. Nicholas is entitled to a salary of $300,000 per year as non-executive Chairman of the Board, a position that Mr. Nicholas assumed on February 10, 2004. The Committee has also determined that Mr. Nicholas will receive a consulting fee of $250,000 per year for a two year period commencing upon his retirement as Chairman, which is expected to occur on the date of the Annual Meeting. Mr. Nicholas participates in certain company benefit programs and also receives a $5,000 life insurance benefit that will terminate upon his retirement as Chairman.

Equity Compensation Plan Information Table

The following table provides information as of September 30, 2006 regarding the number of shares of our common stock that may be issued upon the exercise of options, warrants and rights under Andrew Corporation’s equity compensation plans. All of our equity compensation plans have been approved by our shareholders.

	(a)		(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by security holders	9,113,100	(1)	$16.65	5,019,953
Equity compensation plans not approved by security holders	None		None	None
Total	9,113,100		$16.65	5,019,953

(1)     Includes 1,518,023 shares subject to restricted stock unit awards. Excludes 145,039 shares subject to options outstanding pursuant to the Allen Telecom Inc. Amended and Restated 1992 Stock Plan and the Allen Telecom Inc. Amended and Restarted 1994 Non Employee Directors Stock Plan, which we assumed in connection with our 2003 acquisition of Allen Telecom Inc. These options have a weighted averaged exercise price of $12.76.

Report of the Compensation and Human Resources Committee of the Board of Directors

The Compensation and Human Resources Committee is composed of four directors who meet the independence requirements of NASDAQ, are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Act”) and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). The Committee operates under a written charter adopted by the Board of Directors. The charter is available on our website, www.andrew.com. On May 12, 2006, Mr. William L. Bax was appointed to the Committee replacing Mr. Jere D. Fluno. Mr. Bax meets the independence requirements of NASDAQ, the “non-employee director” criteria of Rule 16b-3 under the Act and the “outside director” criteria of Section 162(m) of the Code.

The Committee establishes Andrew’s general compensation policies, as well as specific compensation plans, performance goals and compensation levels for executive officers. The Committee selects participants for and administers Andrew’s various executive compensation and benefit plans.

Compensation Philosophy

The Committee’s principal objective is to align executive compensation with shareholder value. The Committee also seeks to target overall compensation levels that will attract, motivate and retain Andrew’s key executive officers. The levels of base salary, annual bonus opportunities, and long-term incentive opportunities are generally targeted at the median of a peer group of technology companies that are similar in revenue, location and/or industry to Andrew. Performance metrics may be set at a stretch level to allow for superior compensation for superior performance.

The primary elements of the executive compensation program include: market-competitive base salary, an annual bonus plan that is directly linked to aggressive performance factors that relate to shareholder value and long-term incentives which align long-term executive performance with shareholder value. To achieve the compensation objectives stated above, an emphasis is placed on the variable, performance-based components of compensation.

Base Salary

The Committee’s goal is to set officer base salaries at the median for similar positions at comparable companies. In fiscal 2006, an outside consultant compiled salary data for a group of technology companies that are similar in revenue, location and/or industry to Andrew. In addition to the market data provided by the consultant, the Committee also considers other factors, such as relative company performance, the officer’s past performance, experience, and his or her potential for future contributions to Andrew’s success.

Certain executive officers received base salary increases during fiscal 2006. The Committee specifically reviewed the following criteria to determine appropriate base salary increases: competitive positioning to the median of the comparable companies, future value to the organization, and retention and motivation concerns.

The market salary information provided by the consultant indicated that Mr. Faison’s salary is below the median salary for CEO’s of comparable companies. Despite Mr. Faison’s below median base salary, the Committee honored Mr. Faison’s request that his base salary not increase in fiscal 2006. In addition, for fiscal 2007, the Committee has again honored Mr. Faison’s request that his base salary not increase. Therefore, any additional CEO compensation was, and will be, earned through performance-based programs such as the annual bonus plan and equity-based programs.

Annual Bonus

Annual bonus opportunities are generally set to approximate the median of the technology peer group. Bonus targets for the named executive officers range from 85% to 125% of base salary. The Committee reviews these targets annually against the technology peer group to determine their competitiveness to comparable companies.

For fiscal 2006, the Committee determined actual annual cash bonus payments based on pre-determined goals established by the Committee that specified Andrew’s attainment of operating income, revenue and free cash flow during the fiscal year. Operating income, revenue and cash flow (“Andrew Financial Targets”) were weighted 50%, 30% and 20%, respectively. Mr. Faison and Mr. Kittrell were measured 100% based on the achievement of the Andrew Financial Targets. Mr. DeSana and Mr. Miller were measured 60% on the Andrew Financial Targets and 40% on the attainment of operating income, revenue and free cash flow targets for the Antenna and Cable Products Group and the Base Station Subsystems Group, respectively, with the same relative weightings as the Andrew Financial Targets. Mr. Manka was measured 80% on the Andrew Financial Targets and 20% on the attainment of expense to revenue targets for the Worldwide Sales & Marketing organization.

Actual bonuses were calculated using a formula based on each executive’s performance metrics and the achievement against these performance targets. In the fourth quarter of fiscal 2006, Andrew recorded a number of non-recurring items on its financial statements. The Committee reviewed each of these non-recurring items and used a set of pre-established criteria to determine their impact on the bonus calculations.

For fiscal 2006, Andrew achieved 122% of the revenue target and 65% of the cash flow target, but did not achieve its operating income target. As a result, Mr. Faison received a bonus for fiscal 2006 of $392,522, which represented 50% of his target opportunity. The named executive officers, other than Mr. Faison, received, on average, 57% of their targeted bonus amounts.

Long-Term Incentives

For fiscal 2006, Andrew implemented a new long-term incentive program. This program includes a mix of three forms of long-term incentives: stock options, performance-vested restricted stock units (“RSUs”) and long-term cash awards. This program is intended to deliver market-competitive long-term incentive opportunities given outstanding levels of performance by Andrew, as each element of the long-term incentive program is performance based.

As with base salaries and annual incentives, long-term incentive opportunities for each of the executive officers are reviewed annually against Andrew’s technology peer group for competitiveness.

Stock options were granted to each of the executive officers and will vest 25% each year over four years on the grant date anniversary. Stock options comprised one-third of the economic value of the total long-term incentive award. The number of stock options granted was determined using the Black-Scholes stock option valuation method and were granted at fair market value on the date of the award. At the Committee’s November 2005 meeting, the executive officers were granted options to purchase shares of our common stock in the following amounts: Mr. Kittrell, 30,000 shares; Mr. DeSana, 20,000 shares; Mr. Manka, 20,000 shares; and Mr. Miller, 20,000 shares. The exercise price of the options granted is $10.27 per share.

Performance-vested RSUs also comprised one-third of the economic value of the total long-term incentive award. The RSUs will vest based on Andrew’s achievement of a return on invested capital (“ROIC”) goal at the end of fiscal 2008. Actual RSUs granted will be made between 75% and 125% of the targeted award based on actual achievement against the ROIC goal. If threshold ROIC performance is not achieved at the end of fiscal 2008, the entire award is forfeited. At the Committee’s November 2005 meeting, the executive officers were awarded RSUs in the following amounts: Mr. Kittrell, 20,000 shares; Mr. DeSana, 15,000 shares; Mr. Manka, 15,000 shares; and Mr. Miller, 15,000 shares.

Long-term cash comprises the final one-third of the total economic value of the long-term incentive award. The long-term cash target is expressed as a percentage of the executive’s base salary and ranges from 36% to 133%. The long-term cash award is paid to executive officers based on the achievement of a free cash flow target. The free cash flow target is based upon cumulative targeted free cash flow for fiscal years 2006, 2007 and 2008. Achievement against this target will be assessed at the end of each of fiscal 2007, fiscal 2008 and fiscal 2009. Awards under this plan are made in the year in which the goal is achieved. A new long-term cash plan does not begin until the fiscal year following the year in which the goal is achieved. If the goal has not been achieved by the end of fiscal 2009, the award is forfeited.

Mr. Faison received grants of stock options, performance-vested RSUs and long-term cash during fiscal 2006. The terms of these awards were the same as the other executive officers. Mr. Faison received 45% of his total long-term incentive economic value in stock options, 18% in RSUs and 37% in long-term cash. At the Committee’s November 2005 meeting, it granted Mr. Faison options to purchase 172,000 shares of our common stock and 45,000 RSUs.

Stock Ownership Guidelines

Andrew, for a number of years, has maintained stock ownership guidelines to ensure that executives and other key officers of Andrew are shareholders to a significant degree, and to reinforce the importance of making sound long-term decisions. All of Andrew’s corporate officers are subject to these stock ownership guidelines and the guidelines are expressed as a multiple of the officer’s salary level. The CEO is required to hold shares of our common stock having a value equal to five times his annual salary; executive vice presidents are required to hold shares of our common stock having a value equal to three times their annual salary; senior vice presidents are required to hold shares of our common stock having a value equal to two times their annual salary; and corporate vice presidents are required to hold shares of our common stock having a value equal to one and a half times their annual salary.

The competitiveness of these guidelines and a review of each officer’s ownership position in relation to them is conducted annually by the Committee. None of the corporate officers are currently out of compliance with the guidelines.

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) limits the deductibility by Andrew of compensation in excess of $1,000,000 paid to the chief executive officer and each of the other four most highly compensated executive officers. Certain “performance based compensation” is not included in compensation counted for purposes of the limit. The policy of the Committee is to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment, where merited by the need for flexibility to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation that may not, in a specific case, be fully deductible by Andrew.

Compensation and Human Resources Committee

Glen O. Toney, Chairman

William L. Bax(1)

Anne F. Pollack

Andrea L. Zopp

(1) Member of Compensation and Human Resources Committee since May 12, 2006.

Report of the Audit Committee of the Board of Directors

The Audit Committee is composed of five independent directors as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is attached as Exhibit A to this proxy statement and is also available on our website, www.andrew.com.

Management is responsible for the internal controls and financial reporting process of Andrew. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report to the company’s shareholders and Board of Directors on the results of this audit. The Committee’s responsibility is to monitor and oversee these processes.

At each of its six meetings during fiscal 2006, the Committee met and held discussions with management and Ernst & Young, independent auditors for Andrew. These meetings also included sessions at which management was not present. The Committee also held discussions with the Director of Internal Audit, including sessions at which management was not present. The Committee discussed with Ernst & Young the results of its examination of the consolidated financial statements, its evaluation of Andrew’s internal controls, and its assessment of the overall quality of the company’s financial controls. Management represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Committee also reviewed and discussed several complex accounting matters that occurred in the 4th quarter of fiscal 2006 as described in Andrew’s Annual Report on Form 10-K. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent auditors to help give the Committee comfort in connection with its review, and these questions were answered to the satisfaction of the Committee. The Committee also discussed with Ernst & Young matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

During the course of fiscal 2006, management completed the documentation, testing and evaluation of Andrew’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Committee has been kept apprised of progress in this process including planning and execution updates provided by management and Ernst & Young at each of the regularly scheduled Committee meetings. At the conclusion of this process, the Committee received from management its assessment and report on the effectiveness of Andrew’s internal control over financial reporting. The Committee also received from Ernst & Young its attestation report on management’s assessment of internal control over financial reporting and its report on Andrew’s internal control over financial reporting. The Committee reviewed and discussed the results of management’s assessment and Ernst & Young’s attestation as part of its oversight responsibility. Andrew published these reports in its Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Ernst & Young provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee reviewed with Ernst & Young that firm’s independence. The Committee determined that non-audit services provided by Ernst & Young during the 2006 fiscal year are compatible with maintaining their independence.

Based on the Committee’s discussion with management and Ernst & Young, the Committee’s review of the representations of management, and the report of Ernst & Young too the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended September 30, 2006. The Committee also has recommended for shareholder ratification the retention of Ernst & Young as independent auditors for fiscal 2007.

Audit Committee

Thomas A. Donahoe, Chairman

William L. Bax (1)

Jere D. Fluno (1)

Gerald A. Poch

Anne F. Pollack

(1)  Member of Audit Committee since May 12, 2006.

Company Performance

This graph shows a five-year comparison of cumulative total returns for Andrew, the Standard & Poor’s (S&P) 500 Composite Index, the S&P MidCap 400 Index, and the S&P Communications Equipment Index. The graph assumes an investment of $100 on September 30, 2001 and the reinvestment of dividends. Andrew has been included in the S&P MidCap 400 since September 2006. Based on a review of the market capitalization and other attributes of included companies, the company has concluded that the S&P MidCap 400 Index is more appropriate as a broad equity market index for purposes of this performance graph than the S&P 500 Index that has been presented in prior years. Both indices are included for comparative purposes for the year ended September 30, 2006. In future years the company intends to compare the performance of its common stock only with the performance of the S&P MidCap 400 and the S&P Communications Equipment Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ANDREW CORPORATION, THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX

AND THE S&P COMMUNICATIONS EQUIPMENT INDEX

*	$100 invested on 9/30/01 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

Copyright©2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

	Cumulative Total Return

	9/01	9/02	9/03	9/04	9/05	9/06
Andrew Corporation	$100	$36	$66	$67	$61	$51
S&P 500	100	80	99	113	126	140
S&P MidCap 400	100	95	121	142	174	185
S&P Communications Equipment	100	43	70	81	92	101

Proposal II: Ratification of Appointment of Independent Auditors

The Audit Committee has appointed Ernst & Young LLP to serve as Andrew’s independent auditors for the fiscal year ending September 30, 2007. Ernst & Young has been employed to perform this function for Andrew since 1970.

Audit Fees

These fees related to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K for the years ended September 30, 2005 and 2006; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2005 and 2006, March 31, 2005 and 2006, and June 30, 2005 and 2006, (iii) the audit of the effectiveness or our internal controls over financial reporting and (iv) services provided in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These fees relate to work performed by Ernst & Young with respect to audits of our benefit plans, acquisition-related due diligence assistance, and other technical accounting assistance.

Tax Fees

These fees include work performed by Ernst & Young with respect to tax compliance, tax service for employees on international assignments, and other tax consulting, including assistance with our foreign sales corporation.

The following table shows further detail regarding fees billed to the company by Ernst & Young during fiscal 2006 and fiscal 2005:

	2006	2005
Audit Fees
GAAP and statutory audits	$1,959,100	$1,913,300
Sarbanes-Oxley §404 procedures	896,700	1,241,400
SEC registration statements	43,500	—
SEC comment letter	209,000	68,300
Total Audit Fees	$3,108,300	$3,223,000
Audit-Related Fees
Employee benefit plan audits	$55,900	$58,500
Acquisition support	28,100	—
Other accounting assistance	—	8,700
Total Audit-Related Fees	$84,000	$67,200
Tax Fees
Tax compliance	$142,200	$189,200
Expatriate tax service	3,200	67,900
Other tax consulting	45,000	140,800
Total Tax Fees	$190,400	$397,900
Total Fees	$3,382,700	$3,688,100

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young. The Committee will annually pre-approve services in specified accounting, acquisition and tax-related areas. The Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits, as well as for tax compliance and individual tax services for employees on international assignments.

Andrew’s management provides quarterly updates to the Committee regarding actual year-to-date expenditures for non-audit services. The Committee regularly determines whether specific projects or expenditures could potentially affect Ernst & Young’s independence.

Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify the appointment of Ernst & Young. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Representatives of Ernst & Young will be at the Annual Meeting, will be given the opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee recommends a vote FOR

ratification of the appointment of Ernst & Young LLP.

Exhibit A

ANDREW CORPORATION

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.    PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to: the auditing and accounting practices of the Company; the adequacy and integrity of the Company’s systems of internal controls and financial reporting processes; and the reliability of the Company’s financial reports to the public. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Review and appraise the activities of the internal and external auditors.

•	Provide an open avenue of communication among the external and internal auditors, financial and senior management, and the Board of Directors.

The Committee is responsible for producing the ‘Report of the Audit Committee’ required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement and overseeing the activities of the external auditors. The external auditors are ultimately accountable to the Audit Committee and Board of Directors as representatives of the shareholders. The internal auditors and external auditors report directly to the Committee.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.    ORGANIZATION

1.	The Committee shall be comprised solely of at least three independent Directors appointed annually by the Board upon nomination by the Corporate Governance and Nominating Committee. Members of the Committee will be considered independent if they meet the criteria for independence required by NASDAQ and section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Each member of the Committee shall be able to read and understand financial statements. At least one member of the Committee shall be a financial expert as defined by the SEC. Committee members may be replaced at the discretion of the Board.

2.	The Committee has the sole authority to retain independent counsel and other advisors at the expense of the Company and to approve fees and other retention terms of such advisors.

3.	The Committee may form and delegate authority to subcommittees when appropriate.

III.    MEETINGS

The Committee will meet at least four times annually, or more frequently as circumstances dictate in addition to the conference calls to discuss the financial statements prior to release of earnings where the Chairman or his designee may represent the entire Committee. The Committee Chairman reviews and approves the proposed agenda in advance of each meeting. The Committee will meet separately with the Chief Financial Officer, Corporate Controller and Chief Accounting Officer, the General Counsel, the internal auditors and the external auditors in executive sessions at least four times annually to discuss any matters that the Committee or each of these groups believes should be discussed privately. The Committee will also meet in executive session at each meeting.

IV.  RESPONSIBILITIES AND DUTIES

In carrying out its responsibilities, the Committee believes that its policies and procedures should remain flexible in order to react to changing conditions and to ensure the effective oversight of the Company’s reporting process and internal control system. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). This is the responsibility of management and the external auditor. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s Code of Conduct.

Specific responsibilities and duties of the Committee:

Documents/Reports Review

1.	Obtain the full Board of Director’s approval of this Charter and evaluate it at least annually or as conditions dictate.

2.	Review the Company’s annual financial statements and any reports or other publicly disclosed financial information as the Committee deems necessary.

3.	Review the quarterly financial results with management and the external auditor prior to the release of earnings. The Chairman of the Committee or his/her designee may represent the entire Committee for purposes of this review.

4.	Review reports and written communications from the external auditor on:

•	All critical accounting policies and practices used.

•	All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such treatments, and the treatments preferred by the external auditor.

•	Other material written communication between the external auditor and management such as any management letter or schedule of unadjusted differences.

5.	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal controls and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

External Auditors

1.	Select, approve compensation for, and replace (if appropriate) the external auditor. The Committee may request shareholder ratification of the external auditor’s appointment annually.

2.	Evaluate the independence and effectiveness of the external auditor. Ensure receipt from the external auditor of a formal written statement delineating all relationships between the external auditor and the Company. Ensure compliance with partner rotation requirements.

3.	Review and approve in advance the non-audit services to be performed by the external auditor. Management and the independent auditor will each confirm to the Committee that each proposed non-audit service is permissible under applicable legal requirements. The Committee will continue periodic review of specific projects and approval of actual expenditures to determine if these services could potentially affect independence.

4.	Annually review and approve the external auditor’s plan and scope of activities including any areas to which the Committee, management, the internal auditors, or the external auditor believe special attention should be directed.

Internal Auditors

1.	Review and evaluate the internal audit function including the independence and authority of its reporting obligations, its charter, budget and staffing, the proposed audit plans for the coming year, and coordination with the external auditor.

2.	Review summaries of findings from completed internal audits and management’s responses.

3.	Review internal audit’s assessment of the adequacy of the Company’s internal controls including computerized information systems controls and security.

Financial Reporting Processes

1.	Review, in consultation with the external auditor, the results of the annual audit giving specific attention to the following:

•	Unusual, improper, or illegal transactions;

•	Material weaknesses in the internal control environment;

•	The external auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting;

•	Changes in accounting, legal, or other regulatory requirements which will or could have a significant impact on the Company;

•	All proposed adjustments of the external auditor not recorded by the Company;

•	Any significant differences in the interpretation of GAAP between the Company and the external auditor as well as any areas where alternative applications of GAAP could have a material effect on the financial statements;

•	Any significant business or financial risks facing the Company;

•	Any significant difficulties encountered during the course of the audit including any restrictions on the scope of work or access to required information.

Ethical and Legal Compliance

1.	Review and assess management’s monitoring of the Company’s compliance with the Code of Conduct. Review the results of the annual Business Ethics and Conflict of Interest Survey with management and the disposition of all instances of noncompliance.

2.	Review with the Company’s General Counsel any legal matter that could have a significant impact on the Company’s financial statements.

3.	Establish a process for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and for the confidential anonymous submission by employees of information regarding questionable accounting or auditing matters.

General

1.	Make regular reports to the Board.

2.	Review policies and procedures with respect to officers’ expense accounts including their use of Company assets and consider the results of any review of these areas by the internal or external auditors.

3.	Review and approve all “related party transactions.” “Related party transactions” are defined as any transaction, or series of similar transactions, between the Company (or any subsidiary) and (1) any director or corporate officer; (2) any nominee for director; (3) any person or entity known to hold more than 5% of Andrew stock; or (4) any immediate family member of any of the foregoing persons.

4.	Annually conduct a self-assessment of the Committee’s performance.

5.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law as the Committee or the Board deems necessary or appropriate.

Westbrook Conference Center

2 Westbrook Corporate Center

Westchester, IL 60154

Directions to Westbrook Conference Center

From North Suburbs:

Take I-294 South to Cermak Road (22nd Street) East to Westbrook Corporate Center entrance on your right. The Conference Center is located in Tower Two on the 1st floor.

From South Suburbs:

Take I-294 North to Ogden Avenue exit East to Wolf Road. North (left) on Wolf Road to Westbrook Corporate Center entrance (stop light before Cermak/22nd Street light). Turn left into entrance and wind your way to the right to find Tower Two. The Conference Center is located in Tower Two on the 1st floor.

From Chicago:

Take I-290 to Mannheim Road exit South. South on Mannheim to Cermak Road (22nd Street). West (right) to Westbrook Corporate Center entrance (just past Wolf Road on your left). The Conference Center is located in Tower Two on the 1st floor.

From Western Suburbs:

Take I-88 East to I-294 South, to York Road South to Cermak Road (22nd Street). East (left) on Cermak Road to Westbrook Corporate Center entrance. The Conference Center is located in Tower Two on the 1st Floor.

Parking:

Free parking is available on a surface lot. If parking is full in the Tower Two lot, you can park at any of the Towers and wind your way to Tower Two by an inside passageway. All lobbies have signs to direct you.

IR-101692-EN (12/06) ©Andrew Corporation, Westchester, Illinois U.S.A. • Printed in U.S.A.

3 WESTBROOK CORPORATE CENTER SUITE 900

WESTCHESTER, IL 60154

IMPORTANT NOTICE REGARDING DELIVERY

OF SECURITY HOLDER DOCUMENTS (HH)

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

VOTE BY INTERNET - www.proxvvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 a.m., Central Time, on February 7, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Andrew Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 1:00 a.m., Central Time, on February 7, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Andrew Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000
è	0000 0000 0000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ANDREW KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANDREW CORPORATION
Vote on Directors						02		0000000000		214958330821
A	To elect nine Directors for the ensuing year.
1.	The Board of Directors recommends a vote FOR each of the listed nominees.						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for whom you are withholding your vote on the line below.
	01) W. L. Bax	06)	G. A. Poch
	02) T. A. Donahoe	07)	A. F. Pollack				☐	☐	☐
	03) R. E. Faison	08)	G. O. Toney
	04) J. D. Fluno	09)	A. L. Zopp
	05) W. O. Hunt
B	Issues										For	Against	Abstain
The Board of Directors recommends a vote FOR each of the following proposals.
2.	To ratify the appointment of Ernst & Young LLP as independent public auditors for fiscal year 2007.										☐	☐	☐
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
C	Authorized Signatures - Sign Below - This section must be completed for your instructions to be executed.

IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided below. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐			AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717
				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.				☐	☐
				P39422								123,456,789,012 034425108
Signature [PLEASE SIGN WITHIN BOX]			Date					Signature (Joint Owners)			Date	41

Dear Shareholder:

On the reverse side are instructions on how to vote shares for the election of directors and all other proposals by telephone or over the Internet. Please consider voting by telephone or over the Internet. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Andrew Corporation

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING.

Proxy - Andrew Corporation

Proxy Solicited on Behalf of the Board of Directors

February 7, 2007

The undersigned Shareholder of ANDREW CORPORATION appoints Ralph E. Faison and Justin C. Choi, or either of them, proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders of the Company to be held at the Westbrook Conference Center, 2 Westbrook Corporate Center, Westchester, Illinois at 10:00 a.m. Central Time, Wednesday, February 7, 2007 and any adjournment or postponement thereof, the shares of Common Stock of ANDREW CORPORATION which the undersigned is entitled to vote, on all matters that may properly come before the Meeting.

You are urged to cast your vote by marking the appropriate boxes. PLEASE NOTE THAT UNLESS A CONTRARY DISPOSITION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Please sign and date this card on the reverse side.)